Exhibit 99.1

Eric Schmidt to become technical advisor to Alphabet

MOUNTAIN VIEW, Calif. (December 21, 2017) – Alphabet Inc. (NASDAQ: GOOG, GOOGL) today announced that, as of its next regular board meeting in January 2018, Eric Schmidt will be transitioning from his position as Executive Chairman of the Board of Directors, becoming a technical advisor to the company while continuing to serve on its board.

“Since 2001, Eric has provided us with business and engineering expertise and a clear vision about the future of technology,” said Larry Page, CEO of Alphabet. “Continuing his 17 years of service to the company, he’ll now be helping us as a technical advisor on science and technology issues. I’m incredibly excited about the progress our companies are making, and about the strong leaders who are driving that innovation.”

“Larry, Sergey, Sundar and I all believe that the time is right in Alphabet’s evolution for this transition. The Alphabet structure is working well, and Google and the Other Bets are thriving,” said Eric Schmidt. “In recent years, I’ve been spending a lot of my time on science and technology issues, and philanthropy, and I plan to expand that work.”

“Over 17 years, Eric has been tremendously effective and tireless in guiding our Board, particularly as we restructured from Google to Alphabet. He’ll now be able to bring that same focus and energy to his other passions, while continuing to advise Alphabet,” said John Hennessy, a member of Alphabet’s Board since 2004 and the lead independent director since 2007.

The company anticipates that the Board will appoint a non-executive chairman.

About Alphabet Inc.

Larry Page and Sergey Brin founded Google in September 1998. Since then, the company has grown to more than 70,000 employees worldwide, with a wide range of popular products and platforms like Search, Maps, Ads, Gmail, Android, Chrome, and YouTube. In October 2015, Alphabet became the parent holding company of Google. You can read more about Alphabet’s mission here.

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